Exhibit 99.2

American Eagle Outfitters, Inc.
December 2009

Recorded Sales Commentary dated January 7, 2010

Good morning and welcome to the American Eagle Outfitters December 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the five weeks ended January 2nd, 2010 increased 9% to $538.9 million compared to $493.5 million for the five weeks ended January 3rd, 2009. Consolidated comparable store sales increased 7%, compared to a 17% decrease for the same period last year.

Our strong December performance was driven by a compelling AE merchandise assortment, which was infused with fashion and value. The customer conversion rate continued to show a meaningful increase, equal to our best rate ever. However, traffic patterns remained inconsistent. Throughout the November/December period, we held to our planned promotions, resulting in lower markdowns and a higher merchandise margin compared to last year. As a result, the average unit retail price increased in the low double digits, and the transaction value rose in the mid-single digits, a significant improvement from recent trends.

For the AE women's business, December comps increased in the low double-digits, and men's increased in the low single-digits. We experienced strength in denim, woven shirts, graphics, fleece and women's accessories.

Sales were strongest during the last two weeks of the month. Comps across all geographic regions and Canada increased in December. The direct business increased 4% to record December sales, following a 37% increase last year.

Our spring transition line arrived in stores on December 24th. The assortment features new styles that reflect the on-going progress within AE brand merchandising. The first major spring line arrives on January 18th.

We remain comfortable with our inventory position and continue to expect fourth quarter markdowns to decline compared to last year. We are updating our fourth quarter EPS expectation to $0.30 to $0.32 per diluted share. This excludes potential investment security and store impairment charges.

We will report January sales on Thursday, February 4th. Happy New Year, and thanks for your continued interest in American Eagle Outfitters.